Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 21, 2017, included in the Proxy Statement of Gibraltar Private Bank & Trust Company that is made a part of the Registration Statement on Form S-4 of IBERIABANK Corporation filed with the SEC on December 20, 2017 for the registration of shares of common stock of IBERIABANK Corporation.

/s/ Ernst & Young LLP

New Orleans, Louisiana

December 20, 2017